Exhibit 99.1

News Release
WESCO International, Inc. Reports
First Quarter 2011 Results
     First quarter results compared to the prior year:
•	Diluted EPS of $0.74 per share, up 68% from $0.44 per share

•	Net income of $37.3 million, up 94% from $19.2 million

•	Operating margin of 4.5%, up 120 basis points from 3.3%

•	Consolidated sales of $1.43 billion increased 25% from $1.15 billion
PITTSBURGH, April 21, 2011/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced its 2011 first quarter financial results.
The following are results for the three months ended March 31, 2011 compared to the three months ended March 31, 2010:
•	Consolidated net sales were $1,431.3 million for the first quarter of 2011, compared to $1,148.6 million for the first quarter of 2010. The 24.6% increase in sales includes a 7.0% positive impact from acquisitions and a 1.1% positive impact from foreign exchange rates, resulting in organic sales growth of 16.5%. Sequential sales increased 7.5% and includes a 5.1% positive impact from acquisitions and a 0.5% positive impact from foreign exchange. Sequential sales per workday in the first quarter was 9.1%.

•	Gross profit was $286.0 million, or 20.0% of sales, for the first quarter of 2011, compared to $227.4 million, or 19.8% of sales, for the first quarter of 2010.

•	Sales, general & administrative (SG&A) expenses were $213.8 million, or 14.9% of sales, for the current quarter, compared to $183.0 million, or 15.9% of sales, for the first quarter of 2010.

•	Operating profit was $64.7 million for the current quarter, up 69% from $38.3 million for the comparable 2010 quarter. Operating profit as a percentage of sales was 4.5% in 2011, up 120 basis points from 3.3% in 2010.

•	Total interest expense for the first quarter of 2011 was $12.6 million, compared to $13.5 million for the first quarter of 2010. Non-cash interest expense for the first quarter of 2011 and 2010 was $0.6 million and $1.3 million, respectively.

•	The effective tax rate for the current quarter was 28.4%, compared to 29.5% for the prior year quarter.

•	Net income of $37.3 million for the current quarter was up 94% from $19.2 million for the prior year quarter.

•	Diluted earnings per share for the first quarter of 2011 was $0.74 per share, based on 50.4 million diluted shares, up 68% from $0.44 per share in the first quarter of 2010, based on 43.7 million diluted shares. The three acquisitions made over the past nine-months, Potelcom in June, TVC Communications in December and RECO in March, had a favorable impact of approximately $0.09 per share on first quarter results.

•	Free cash flow for the first quarter of 2011 was $26.2 million, or 70% of net income, compared to free cash flow of $66.5 million for the first quarter of 2010.
Mr. John J. Engel, WESCO’s Chief Executive Officer, stated, “Our first quarter results were excellent and build upon the increasing momentum that we generated in our business in 2010. First quarter sales were up 25% over last year and backlog increased 9% versus year end 2010 levels. Execution of our growth initiatives continues, and we’re encouraged with the improving profit quality of our business. Operating margins improved to 4.5% in the first quarter, up 120 basis points versus last year, and net income increased over 94%, driven by an effective combination of gross margin expansion and operating cost leverage. In addition, the three acquisitions that we made over the last nine months are exceeding plan and have strengthened our business.”
Mr. Engel continued, “We expect that the market will remain very competitive as the global economic recovery continues. The broad based strength and diversity of our business positions us well for strong financial results as the industrial market grows and the non-residential construction and utility markets begin to improve as we move through 2011 and 2012. Our first quarter performance provides a solid base for another strong year in 2011 as we continue to execute our growth initiatives, invest in our business and further improve our market position.”
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Teleconference
WESCO will conduct a teleconference to discuss the first quarter earnings as described in this News Release on Thursday, April 21, 2011, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s website at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.
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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) products, construction materials, and advanced supply chain management and logistics services. 2010 annual sales were approximately $5.1 billion. The Company employs approximately 6,800 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Customers include industrial and commercial businesses, contractors, governmental agencies, institutions, telecommunications providers and utilities. WESCO operates seven fully automated distribution centers and over 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Richard Heyse, Vice President & Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	March 31,		March 31,
	2011		2010

Net sales	$1,431.3		$1,148.6
Cost of goods sold (excluding depreciation and amortization below)	1,145.3	80.0%	921.2	80.2%
Selling, general and administrative expenses	213.8	14.9%	183.0	15.9%
Depreciation and amortization	7.5		6.1

Income from operations	64.7	4.5%	38.3	3.3%
Interest expense, net	12.6		13.5
Other income	—		(2.5)

Income before income taxes	52.1	3.6%	27.3	2.4%
Provision for income taxes	14.8		8.1

Net income	$37.3	2.6%	$19.2	1.7%

Diluted earnings per common share	$0.74		$0.44
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	50.4		43.7

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(dollar amounts in millions)
(Unaudited)

	March 31,	December 31,
	2011	2010

Assets
Current Assets
Cash and cash equivalents	$52.4	$53.6
Trade accounts receivable, net	885.4	792.7
Inventories, net	631.1	588.8
Other current assets	64.8	78.6

Total current assets	1,633.7	1,513.7
Other assets	1,318.8	1,313.1

Total assets	$2,952.5	$2,826.8

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$650.4	$537.5
Current debt	4.8	4.0
Other current liabilities	151.6	166.7

Total current liabilities	806.8	708.2

Long-term debt	703.3	725.9
Other noncurrent liabilities	243.2	244.1

Total liabilities	1,753.3	1,678.2

Stockholders’ Equity
Total stockholders’ equity	1,199.2	1,148.6

Total liabilities and stockholders’ equity	$2,952.5	$2,826.8

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010

Operating Activities:
Net income	$37.3	$19.2
Add back (deduct):
Depreciation and amortization	7.5	6.1
Deferred income tax	(0.1)	0.3
Change in Trade and other receivables, net	(69.7)	(41.2)
Change in Inventories, net	(38.7)	2.1
Change in Accounts Payable	107.4	78.9
Other	(11.9)	3.3

Net cash provided by operating activities	31.8	68.7

Investing Activities:
Capital expenditures	(5.6)	(2.2)
Acquisition payments	(7.8)	(0.1)
Equity distribution	—	1.4
Other	0.1	—

Net cash used by investing activities	(13.3)	(0.9)

Financing Activities:
Debt borrowing (repayments), net	(22.6)	(57.4)
Equity activitiy, net	—	0.8
Other	1.5	(5.8)

Net cash used by financing activities	(21.1)	(62.4)

Effect of exchange rate changes on cash and cash equivalents	1.4	3.4

Net change in cash and cash equivalents	(1.2)	8.8
Cash and cash equivalents at the beginning of the period	53.6	112.3

Cash and cash equivalents at the end of the period	$52.4	$121.1

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands)
(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
	March 31,	December 31,
	2011	2010
Financial Leverage:
Income from operations	$237,388	$210,919
Depreciation and amortization	25,380	23,935

EBITDA(1)	$262,768	$234,854

	March 31,	December 31,
	2011	2010
Current Debt	$4,836	$3,988
Long-term Debt	703,339	725,893
Debt discount related to convertible debentures(2)	177,822	178,427

Total Debt including debt discount	$885,997	$908,308

Financial leverage ratio	3.4	3.9
Note: Financial leverage is provided by the Company as an indicator of capital structure position. Financial leverage is calculated by dividing total debt, including debt discount, by the trailing twelve months earnings before interest, taxes, depreciation and amortization (EBITDA).

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(dollar amounts in millions)	2011	2010
Free Cash Flow:
Cash flow provided by operations	$31.8	$68.7
Less: Capital Expenditures	(5.6)	(2.2)

Free Cash Flow	$26.2	$66.5

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to provide a source of funds for any of the Company’s financing needs.

(1)	EBITDA does not include proforma adjustments for recent acquisitions.

(2)	The convertible debentures are presented in the consolidated balance sheet in long-term debt net of the unamortized discount.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(dollar amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010
Gross Profit:
Net Sales	$1,431.3	$1,148.6
Cost of goods sold (excluding depreciation and amortization)	1,145.3	921.2

Gross profit	$286.0	$227.4

Gross margin	20.0%	19.8%
Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by subtracting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.